PRINCIPAL FUNDS, INC.
 SUB-ADVISORY AGREEMENT

AGREEMENT executed as of February 3, 2012, by and between PRINCIPAL
MANAGEMENT CORPORATION, an Iowa corporation (hereinafter called "the
Manager"), and SYMPHONY ASSET MANAGEMENT LLC, a California Limited
Liability Company (hereinafter called "the Sub-Advisor).

W I T N E S S E T H:

WHEREAS, the Manager is the manager and investment adviser to each Fund of the Principal  Funds, Inc., (the "Fund"), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Manager desires to retain the Sub-Advisor to furnish it with the investment advisory services for a certain designated portion of the assets in each series identified in Appendix A (hereinafter called the
"Series"), which the Manager has agreed to provide to the Fund, and the
Sub-Advisor desires to furnish such services with respect to such assets;
and

WHEREAS, The Manager has furnished the Sub-Advisor with copies properly certified or authenticated of each of the following and will promptly provide the Sub-Advisor with copies properly certified or authenticated of any amendment or supplement thereto:

  (a) Management Agreement (the "Management Agreement") with the Fund;

  (b) The Fund's registration statement and financial statements as filed with the Securities and Exchange Commission;

  (c) The Fund's Articles of Incorporation and By-laws;

(d) Policies, procedures or instructions adopted or approved by the
Board of Directors of the Fund relating to obligations and services provided by the Sub-Advisor.

NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, the parties agree as follows:

1. Appointment of Sub-Advisor

In accordance with and subject to the Management Agreement, the
Manager hereby appoints the Sub-Advisor to perform the services described in Section 2 below for investment and reinvestment of the securities and other assets of the Series subject to the control and direction of the Manager and the Fund's Board of Directors, for the
period and on the terms hereinafter set forth. The Manager grants the Sub-Advisor full discretion to perform such services.  The
Sub-Advisor accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein provided.
The Sub-Advisor shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund or the Manager in any way or otherwise be deemed an agent of the Fund or the Manager.

2. Obligations of and Services to be Provided by the Sub-Advisor

  The Sub-Advisor will:

(a) Provide investment advisory services relating to the assets allocated to it.

(b) Furnish to the Board of Directors of the Fund for approval (or any appropriate committee of such Board), and revise from time to time as economic conditions require, a recommended investment program for the Fund consistent with the Series' investment
objective and policies,,

(c) Implement the approved investment program by placing
discretionary orders for the purchase and sale of securities without prior consultation with the Manager and without regard to the length of time the securities have been held, the
resulting rate of portfolio turnover or any tax considerations, subject always to the provisions of the Fund's Articles of
Incorporation and Bylaws, the requirements of the 1940 Act, as each of the same shall be from time to time in effect.

(d) Advise and assist the officers of the Fund, as requested by the officers, in taking such steps as are reasonably necessary or appropriate to carry out the decisions of its Board of
Directors, and any appropriate committees of such Board,
regarding the general conduct of the investment business of the
Series.

(e) Maintain, in connection with the Sub-Advisor's investment advisory services provided to the Series, its compliance with the 1940 Act and the regulations adopted by the Securities and
Exchange Commission thereunder and the Series' investment
strategies and restrictions as stated in the Fund's prospectus and statement of additional information as such statement may be amended from time to  time, subject to receipt of such
additional information as may be required from the Manager and provided in accordance with Section 11(d) of this Agreement. The
Sub-Advisor has no responsibility for the maintenance of Fund records except insofar as is directly related to the services it provides to the Series.

(f) Report to the Board of Directors of the Fund at such times and in such detail as the Board of Directors may reasonably deem appropriate in order to enable it to determine that the
investment policies, procedures and approved investment program of the Series are being observed.

(g) Upon request, provide assistance in the determination of the fair value of certain securities when reliable market quotations are not readily available for purposes of calculating net asset value in accordance with procedures and methods established by the Fund's Board of Directors.

(h) Furnish, at its own expense, (i) all necessary investment and management facilities, including salaries of clerical and other personnel required for it to execute its duties faithfully, and
(ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of its duties under this Agreement.

(i) Select broker-dealers, banks, loan  traders and futures
commission merchants ("broker-dealers"),  to effect all
transactions for the Series, place all necessary orders with broker-dealers or issuers (including affiliated broker-dealers), and negotiate commissions, if applicable. To the extent
consistent with applicable law, purchase or sell orders for the
Series may be aggregated with contemporaneous purchase or sell orders of other clients of the Sub-Advisor. In such event
allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the
Sub-Advisor in the manner the Sub-Advisor considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to other clients.  The Manager recognizes that, in some cases, this procedure may limit the size of the position that may be acquired or sold for the Series.  The Sub-Advisor will report on such allocations at the request of the Manager, the Fund or the Fund's Board of Directors providing such
information as the number of aggregated trades to which the
Series was a party, the broker-dealers to whom such trades were directed and the basis for the allocation for the aggregated trades.  The Sub-Advisor shall use its best efforts to obtain execution of transactions for the Series at prices in accordance with its duty of best execution and at commission rates that are reasonable in relation to the benefits received. However, the
Sub-Advisor may select brokers or dealers on the basis that they provide brokerage, research or other services or products to the
Sub-Advisor. To the extent consistent with applicable law, the
Sub-Advisor may pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission or dealer spread another broker or dealer would have charged for effecting that transaction if the Sub-Advisor determines in good faith that such amount of commission is
reasonable in relation to the value of the brokerage and
research products and/or services provided by such broker or dealer. This determination, with respect to brokerage and
research products and/or services, may be viewed in terms of either that particular transaction or the overall
responsibilities which the Sub-Advisor and its affiliates have with respect to the Series as well as to accounts over which they exercise investment discretion. Not all such services or products need be used by the Sub-Advisor in managing the Series.

(j) Maintain all accounts, books and records with respect to the
Series as are required of an investment advisor of a registered investment company pursuant to the 1940 Act and Investment
Advisers Act of 1940 (the "Investment Advisers Act"), and the
rules thereunder, and furnish the Fund and the Manager with such periodic and special reports as the Fund or Manager may
reasonably request.  In compliance with the requirements of Rule
31a-3 under the 1940 Act, the Sub-Advisor hereby agrees that all records that it maintains for the Series are the property of the
Fund, agrees to preserve for the periods described by Rule 31a-2 under the 1940 Act any records that it maintains for the Fund and that are required to be maintained by Rule 31a-1 under the
1940 Act, and further agrees to surrender promptly to the Fund any records that it maintains for the Series upon request by the
Fund or the Manager, provided that the Manager may retain one copy of  all such records..

(k) Observe and comply with Rule 17j-1 under the 1940 Act and the
Sub-Advisor's Code of Ethics adopted pursuant to that Rule as the same may be amended from time to time.  The Manager
acknowledges receipt of a copy of Sub-Advisor's current Code of
Ethics.  Sub-Advisor shall promptly forward to the Manager a copy of any material amendment to the Sub-Advisor's Code of
Ethics.

(l) From time to time as the Manager or the Fund may request, furnish the requesting party reports on portfolio transactions and reports on investments held by the Series, all in such
detail as the Manager or the Fund may reasonably request.  The
Sub-Advisor will make available its officers and employees to meet with the Fund's Board of Directors at the Fund's principal place of business on due notice to review the investments of the
Series.

(m) Provide such information reasonably requested by the Fund or the
Manager as is customarily provided by a sub-advisor and may be required for the Fund or the Manager to comply with their
respective obligations under applicable laws, including, without limitation, the Internal Revenue Code of 1986, as amended (the
"Code"), the 1940 Act, the Investment Advisers Act, the
Securities Act of 1933, as amended (the "Securities Act"), and any state securities laws, and any rule or regulation
thereunder.  Sub-Advisor will advise Manager of any changes in
Sub-Advisor's Senior Management (i.e. Chief Investment Officer
and Chief Executive Officer) within a reasonable time after any such change.  Manager acknowledges receipt of Sub-Advisor's Form
ADV more than 48 hours prior to the execution of this Agreement.

(n) Have the responsibility and authority to vote proxies solicited and corporate actions by or with respect to, the issuers of
securities held in the Series, but for clarification, not the processing of class action claims or settlements.  The Manager shall cause to be forwarded to Sub-Advisor all proxy
solicitation and corporate action materials that it receives and shall assist Sub-Advisor in its efforts to conduct the proxy voting and corporate action process.

    3. Prohibited Conduct

In providing the services described in this agreement, the Sub-
Advisor will not consult with any other investment advisory firm that provides investment advisory services to any investment company sponsored by Principal Life Insurance Company regarding transactions for the Fund in securities or other assets.

    4. Compensation

As full compensation for all services rendered and obligations assumed by the Sub-Advisor hereunder with respect to the Fund, the
Manager shall pay the compensation specified in Appendix A to this
Agreement.

    5. Liability of Sub-Advisor

Neither the Sub-Advisor nor any of its directors, officers,
employees, agents or affiliates shall be liable to the Manager, the
Fund or its shareholders for any loss suffered by the Manager or the
Fund resulting from any error of judgment made in the good faith exercise of the Sub-Advisor's duties under this Agreement or as a result of the failure by the Manager or any of its affiliates to comply with the terms of this Agreement except for losses resulting from willful misfeasance, bad faith or gross negligence of, or from reckless disregard of, the duties of the Sub-Advisor or any of its directors, officers, employees, agents (excluding any broker-dealer selected by the Sub-Advisor), or affiliates.

    6. Indemnification

The Manager agrees to indemnify and hold harmless the Sub-Advisor from and against any and all claims, losses, liabilities or damages
(including reasonable attorneys' fees and other related expenses),
("Losses") howsoever arising, from or in connection with this
Agreement or the performance by the Sub-Advisor of its duties hereunder, so long as the Sub-Advisor shall, after receipt of notice of any claim or commencement of any action, promptly notify the
Manager in writing of the claim or commencement of such action.  The
Manager shall not be liable for any settlement of any claim or action effected without its written consent.  Nothing contained herein shall require the Manager to indemnify the Sub-Advisor for
Losses resulting from the Sub-Advisor's willful misfeasance, bad faith or gross negligence in the performance of its duties or from its reckless disregard of its obligations and duties under this
Agreement.

    7. Supplemental Arrangements

The Sub-Advisor may enter into arrangements with other persons affiliated with the Sub-Advisor or with unaffiliated third parties to better enable the Sub-Advisor to fulfill its obligations under this Agreement for the provision of certain personnel, non-
investment, operational or compliance processes, and facilities to the Sub- Advisor.  Any arrangements to provide investment advisory services in connection with the Fund's securities will be subject to written notification to and approval of the Manager and, where required by applicable law the Board of Directors of the Fund.

8. Services to Others

The Sub-Advisor may act as a portfolio manager or sub-advisor to other funds and discretionary accounts in addition to the Series. If the availability of any particular investment security is limited and that asset is consistent with the Series investment objectives and policies and also the investment objectives, investment
strategies and investment restrictions of one or more of the Sub-
Advisor's other accounts, such asset will be allocated on a fair and equitable basis over time having regard to whether the assets are currently held in any of the relevant investment portfolios, the relevant size and of the Series and other accounts managed or sub-
advised by the Sub-Advisor and any other factors which the Sub-
Advisor considers reasonable. The Sub-Advisor shall not be obligated to present any particular investment opportunity to the Series even if such opportunity is of a character which, if presented to the
Series, could be taken by the Series. The Sub-Advisor may also enter into transactions for the Series which are different than
transactions for its other accounts.

    9. Regulation

The Sub-Advisor shall submit to all regulatory and administrative bodies having jurisdiction over the Sub-Advisor in connection with the services provided by the Sub-Advisor pursuant to this Agreement any information, reports or other material which any such body may request or require pursuant to applicable laws and regulations.

    10. Duration and Termination of This Agreement

This Agreement shall become effective as of the date of its
execution and, unless otherwise terminated, shall continue in effect for a period of two years and thereafter from year to year provided that the continuance is specifically approved at least annually either by the Board of Directors of the Fund or by a vote of a majority of the outstanding voting securities of the Series and in either event by a vote of a majority of the Board of Directors of the Fund who are not interested persons of the Manager, Principal
Life Insurance Company, the Sub-Advisor or the Fund cast in person at a meeting called for the purpose of voting on such approval.

If the Board of Directors or the shareholders of a Series fail to approve the Agreement or any continuance of the Agreement in accordance with the requirements of the 1940 Act, the Sub-Advisor will continue to act as Sub-Advisor with respect to the Series pending the required approval of the Agreement or its continuance or of any contract with the Sub-Advisor or a different manager or Sub-
Advisor or other definitive action; provided, that the compensation received by the Sub-Advisor in respect to the Series during such period is in compliance with Rule 15a-4 under the 1940 Act.

This Agreement may be terminated at any time without the payment of any penalty by the Board of Directors of the Fund or by the Sub-
Advisor, the Manager or by vote of a majority of the outstanding voting securities of the Series on sixty days written notice. This
Agreement shall automatically terminate in the event of its
assignment. In interpreting the provisions of this Section 10, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of "interested person," "assignment" and "voting security") shall be applied. In either case,  any open trades which have not settled on the effective date of termination will settle for the account of the Fund. .

    11. Amendment of this Agreement

No material amendment of this Agreement shall be effective until approved, if required by the 1940 Act or the rules, regulations, interpretations or orders issued thereunder, by vote of the holders of a majority of the outstanding voting securities of the Series and by vote of a majority of the Board of Directors of the Fund who are not interested persons of the Manager, the Sub-Advisor, Principal
Life Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval, and such
amendment is signed by both parties.

    12. General Provisions

(a) Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the
purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Iowa.
The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(b) Any notice under this Agreement shall be in writing, addressed and delivered. E-mailed or mailed postage pre-paid to the other party at such address as such other party may designate for the receipt of such notices Until further notice to the other party, it is agreed that the address of the Manager for this purpose shall be Principal Financial Group, Des Moines, Iowa 50392-0200,
and the address of the Sub-Advisor shall be 555
CaliforniaStreet,Suite2975,SanFrancisco,California, 94104 ATTN:
Angela McKillen_.

(c) The Sub-Advisor will promptly notify the Manager in writing of the occurrence of any of the following events:

(1) the Sub-Advisor fails to be registered as an investment
adviser under the Investment Advisers Act or under the laws of any jurisdiction in which the Sub-Advisor is required to be
registered as an investment advisor in order to perform its
obligations under this Agreement.

(2) the Sub-Advisor is served or otherwise receives notice
of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or
body, involving the affairs of the Fund.

(d)The Manager shall provide (or cause the Series custodian to provide) timely information to the Sub-Advisor regarding such matters as the composition of the assets of the Series, cash requirements and cash available for investment in the Series, and all other reasonable information as may be necessary for the Sub-
Advisor to perform its duties and responsibilities hereunder.

(e) The Manager represents and warrants to the Sub-Advisor that:

 (1) it has the full capacity and authority to execute and
deliver this Agreement.  This Agreement has been duly and
validly authorized, executed and delivered on behalf of the
Fund and is a valid and binding agreement of the Manager and enforceable in accordance with its terms;

(2) the Fund and the Manager are in compliance with all
applicable laws, rules and regulations to which they are
subject and have all of the licenses, registrations and
approvals that are required to operate their respective
businesses and will notify the Sub-Manager if it fails to be registered as an Investment Manager under the Investment
Advisors Act or any jurisdiction in which it is required to be registered;

(3) it is responsible for all of the information contained in the
Fund's registration statement, as amended, including the
Prospectus, Prospectus Supplement and  Statement of Additional
Information (collectively the "Fund Documents") and  as of the date hereof, the Fund Documents do not contain  any untrue
statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the
statement made therein  not misleading  and are presented in accordance with applicable law; provided that no
representation is made as to information with respect to the
Sub-Advisor provided in writing to Manager by the Sub-Advisor specifically for inclusion in the Fund Documents.

(f)  The Sub-Advisor represents that it will not enter into any agreement, oral or written, or other understanding under which the Fund directs or is expected to direct portfolio securities transactions, or any remuneration, to a broker or dealer in
consideration for the promotion or sale of Fund shares or
shares issued by any other registered investment company. Sub-
advisor further represents that it will not  permit those who select brokers or dealers for execution of fund portfolio
securities transactions to take into account the broker or
dealer's promotion or sale of Fund shares or shares issued by any other registered investment company.

(g)  The Sub-Advisor agrees that neither it nor any of its
affiliates will in any way refer directly or indirectly to its relationship with the Fund, the Series, or the Manager or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the Manager, except to the extent required by applicable law or legal process, and provided that the Manager and the Sub-
Advisor agree that the Sub-Advisor is permitted to include the name of the Fund, the Series, or the Manager in its client
lists used for marketing purposes

(h) This Agreement contains the entire understanding and
agreement of the parties.

    IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

PRINCIPAL MANAGEMENT CORPORATION

By
______________________________

SYMPHONY ASSET MANAGEMENT LLC

By

APPENDIX A

Symphony Asset Management LLC ("Symphony") shall serve as an investment sub-advisor for the Series identified below. The Manager will pay
Symphony, as full compensation for all services provided under this
Agreement, a fee, computed and paid monthly, at an annual rate as shown below of the Series' average daily net assets for that month allocated to
Symphony's management.
In calculating the fee for a series included in the table, assets of any unregistered separate account of Principal Life Insurance Company and any investment company sponsored by Principal Life Insurance Company to which
Symphony provides investment advisory services and which have the same investment mandate as the series for which the fee is calculated, will be combined with the assets of the series to arrive at net assets.

If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

Diversified Real Asset Fund - Floating Rate Sleeve
Sub-Advisor's Fee as a Percentage of Average Daily Net
Assets
First $300 million   0.40%
 Over $300 million   0.30%

Symphony Asset Management Draft of January 24, 2012

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